EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Benefits Committee

Consumer Portfolio Services, Inc. 401(k) Plan:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-58199) of Consumer Portfolio Services, Inc. of our report dated June 29, 2022, with respect to the statements of net assets available for benefits of Consumer Portfolio Services, Inc. 401(k) Plan as of December 31, 2021 and 2020, the related statements of changes in net assets available for benefits for the years then ended, the related notes and the supplemental schedule, schedule H, line 4i – schedule of assets (held at end of year) as of December 31, 2021, which report appears in the December 31, 2021 annual report on Form 11-K of the Consumer Portfolio Services, Inc. 401(k) Plan.

                                                                         /s/ HASKELL & WHITE LLP

Irvine, California

June 29, 2022